Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 7, 2008	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Announces Common Stock

Repurchase Authorization for Up to 100 Million Shares

NEW YORK — Verizon Communications Inc. (NYSE:VZ) announced today that its Board of Directors has authorized the corporation to repurchase up to 100 million shares of its common stock.

The board also determined that no additional shares may be acquired under a previously approved program to repurchase up to 100 million shares. Under the previous program, which was due to end Feb. 28, 2010, approval remained to purchase approximately 30 million shares.

Approximately 2.9 billion shares of Verizon common stock are outstanding.

Under the plan approved today by the board, Verizon’s senior officers have the option to repurchase shares for the corporation over time in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and corporate needs. The company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization.

The authorization to repurchase shares terminates when the aggregate number of shares repurchased reaches 100 million or at the close of business on Feb. 28, 2011, whichever is earlier.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 66 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which delivers innovative and seamless business solutions to customers around the world, and Verizon Telecom, which brings customers the benefits of converged communications, information and entertainment services over the nation’s most advanced fiber-optic network. A Dow 30 company, Verizon employs a diverse workforce of nearly 235,000 and last year generated consolidated operating revenues of $93.5 billion. For more information, visit www.verizon.com.

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